Exhibit 99.1
The Container Store Group, Inc. Announces Fourth Quarter and Full Fiscal Year 2023 Financial Results
Full-year consolidated net sales of $847.8 million, down 19.0% compared to fiscal 2022; Comparable store sales^ down 19.7% compared to fiscal 2022
Full-year net loss per diluted share of $2.09, compared to full-year net loss per diluted share of $3.21 in fiscal 2022; Adjusted net loss per diluted share* of $0.32 compared to adjusted net income per diluted share* of $0.75 in fiscal 2022
Fourth quarter consolidated net sales down 20.7% compared to the fourth quarter of fiscal 2022; Comparable store sales^ down 21.8% compared to the fourth quarter of fiscal 2022
Fourth quarter net loss per diluted share of $1.24, compared to net loss per diluted share of $3.85 in the fourth quarter of fiscal 2022; Adjusted net loss per diluted share* of $0.04 compared to adjusted net income per diluted share* of $0.18 in fiscal 2022
Announces Review of Strategic Alternatives
Coppell, TX — May 14, 2024 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced its financial results for the fourth quarter and fiscal year 2023 ended March 30, 2024.
For the fourth quarter of fiscal 2023:
•Consolidated net sales were $206.0 million, down 20.7%, compared to the fourth quarter of fiscal 2022. Net sales in The Container Store retail business (“TCS”) were $195.3 million, down 20.4%. Elfa International AB (“Elfa”) third-party net sales were $10.7 million, down 24.6% compared to the fourth quarter of fiscal 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 25.3%.
•Comparable store sales^ decreased 21.8%, with general merchandise categories down 26.7%, contributing a decrease of 1,620 basis points to comparable store sales^. Custom Spaces+ were down 14.2%, negatively impacting comparable store sales^ by 560 basis points.
•Consolidated net loss and net loss per share were $61.4 million and $1.24 per diluted share, compared to net loss of $189.3 million and $3.85 per diluted share, respectively, in the fourth quarter of fiscal 2022. Adjusted net loss per diluted share* was $0.04 compared to adjusted net income per diluted share* of $0.18 in fiscal 2022.

Satish Malhotra, Chief Executive Officer and President of The Container Store, commented, “We ended fiscal 2023 with continued pressure on our general merchandise assortment while experiencing relative strength in our premium Custom Space offering. I am grateful to our team members across the organization for their role in exercising strong cost discipline resulting in positive free cash flow for the fiscal year, and in delivering superior customer service reflected by our retail net promoter score of 80 for the fourth quarter.”

Mr. Malhotra continued, “Looking ahead, while we anticipate continued challenges within our general merchandise offerings, we continue to lean into Custom Spaces through enhancing our assortment, strengthening our in-home design service and building awareness through impactful marketing campaigns that highlight our complete offerings . We plan to push forward on all of our market share driving initiatives to ensure we are poised to capitalize on the significant opportunities for the business and the brand when the backdrop normalizes."
1

Fourth Quarter Fiscal 2023 Results
For the fourth quarter (thirteen weeks) ended March 30, 2024:
•Consolidated net sales were $206.0 million, down 20.7%, compared to the fourth quarter of fiscal 2022.
◦Net sales in TCS were $195.3 million, down 20.4%.
◦Comparable store sales^ decreased 21.8%, with general merchandise categories down 26.7%, contributing a decrease of 1,620 basis points to comparable store sales^. Custom Spaces+ were down 14.2%, negatively impacting comparable store sales^ by 560 basis points.
◦Online sales decreased 30.8% compared to the fourth quarter of fiscal 2022.
◦Elfa third-party net sales were $10.7 million, down 24.6% compared to the fourth quarter of fiscal 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 25.3% primarily due to a decline in sales in Nordic markets.
•Consolidated gross margin was 59.4%, an increase of 50 basis points, compared to the fourth quarter of fiscal 2022. TCS gross margin increased 60 basis points to 58.1% primarily due to lower freight costs, partially offset by increased promotional activity and unfavorable product and services mix. Elfa gross margin decreased 980 basis points compared to the fourth quarter of fiscal 2022 primarily due to unfavorable mix, partially offset by price increases to customers.
•Consolidated selling, general and administrative expenses (“SG&A”) decreased by 13.9% to $107.0 million in the fourth quarter of fiscal 2023 from $124.3 million in the fourth quarter of fiscal 2022 which reflects the impact of cost management actions taken in the first quarter, and again in the fourth quarter. SG&A as a percentage of net sales increased 400 basis points to 51.9%, with the increase primarily due to deleverage of fixed costs associated with lower sales in the fourth quarter of fiscal 2023.
•Consolidated depreciation and amortization increased 14.5% to $11.9 million in the fourth quarter of fiscal 2023 from $10.4 million in the fourth quarter of fiscal 2022. The increase was primarily due to capital investments in stores and technology in fiscal 2022.
•A non-cash trade names impairment charge of $73.8 million was recorded in the fourth quarter of fiscal 2023 compared to a non-cash goodwill impairment charge of $197.7 million in the fourth quarter of fiscal 2022. In the fourth quarter of fiscal 2023, we conducted an annual impairment test of our trade names balance on January 1, 2024 in accordance with ASC 350, and an interim assessment as of March 30, 2024 due to indicators identified during the fourth quarter of fiscal 2023, which resulted in a $63.8 million impairment of the TCS trade name and a $10.1 million impairment of the Elfa trade name. In the fourth quarter of fiscal 2022, we conducted an annual impairment test of our goodwill balances on January 1, 2023 in accordance with ASC 350, and an interim assessment as of April 1, 2023 due to indicators identified during the fourth quarter of fiscal 2022, which resulted in the $197.7 million goodwill impairment.
•Consolidated other expenses was $4.8 million in the fourth quarter of fiscal 2023, due to a legal settlement and associated legal fees incurred, as well as severance charges associated with the elimination of certain positions in the fourth quarter of fiscal 2023.
•Consolidated net interest expense increased 11.3% to $5.3 million in the fourth quarter of fiscal 2023 from $4.8 million in the fourth quarter of fiscal 2022. The increase was primarily due to a higher interest rate on the Senior Secured Term Loan Facility, as well as higher borrowings under the Revolving Credit Facility, during the fourth quarter of fiscal 2023 compared to the fourth quarter of fiscal 2022.
•The effective tax rate was 25.3% in the fourth quarter of fiscal 2023, as compared to negative 1.7% in the fourth quarter of fiscal 2022. The increase in the effective tax rate was primarily related to the impact of the non-cash goodwill impairment charge recorded during the fourth quarter of fiscal 2022.

•Net loss was $61.4 million, or $1.24 per diluted share, in the fourth quarter of fiscal 2023 compared to net loss of $189.3 million, or $3.85 per diluted share, in the fourth quarter of fiscal 2022. Adjusted net loss* was $2.0 million, or $0.04 per diluted share, in the fourth quarter of fiscal 2023 compared to adjusted net income* of $8.8 million, or $0.18 per diluted share, in the fourth quarter of fiscal 2022.
•Adjusted EBITDA* was $15.4 million in the fourth quarter of fiscal 2023 compared to $29.2 million in the fourth quarter of fiscal 2022.
For the fiscal year-to-date (fifty-two weeks) ended March 30, 2024:
•Consolidated net sales were $847.8 million, down 19.0%, compared to fiscal 2022.
◦Net sales for the TCS segment were $801.4 million, down 19.2%.
◦Comparable store sales^ decreased 19.7%, with general merchandise categories down 21.9%, contributing a decrease of 1,420 basis points to comparable store sales^. Custom Spaces+ were down 15.4%, negatively impacting comparable store sales^ by 550 basis points.
◦Online sales decreased 23.7% compared to fiscal 2022.
◦Elfa third-party net sales were $46.3 million, down 17.1% compared to fiscal 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 15.4% compared to fiscal 2022 primarily due to a decline in sales in Nordic markets.
•Consolidated gross margin was 57.7%, an increase of 30 basis points compared to fiscal 2022, primarily due to a higher mix of Custom Spaces+ sales year over year. TCS gross margin decreased 30 basis points to 56.8%, primarily due to increased promotional activity and unfavorable product and services mix, partially offset by lower freight costs in fiscal 2023. Elfa gross margin decreased 270 basis points primarily due to unfavorable mix, partially offset by price increases to customers.
•Consolidated SG&A decreased by 9.7% to $439.5 million from $486.4 million in fiscal 2022 which reflects the impact of cost management actions taken in the first quarter, and again in the fourth quarter. SG&A as a percentage of net sales increased 540 basis points to 51.8%, with the increase primarily due to deleverage of fixed costs associated with lower sales in fiscal 2023, and due to the benefit of the legal settlement received in the second quarter of the prior fiscal year.
•Consolidated depreciation and amortization increased 14.0% to $44.3 million in fiscal 2023 from $38.9 million in fiscal 2022. The increase was primarily due to capital investments in stores and technology in fiscal 2022.
•Non-cash impairment charges of $97.3 million were recorded in fiscal 2023 compared to $197.7 million in fiscal 2022. We conducted an interim assessment of our remaining goodwill balance on September 30, 2023 in accordance with ASC 350 due to indicators identified during the second quarter of fiscal 2023. The interim assessment resulted in the Company recording a $23.4 million charge which represented an impairment of the remaining goodwill balance in the TCS reporting unit as of September 30, 2023. In the fourth quarter of fiscal 2023, we conducted an annual impairment test of our trade names balance on January 1, 2024 in accordance with ASC 350, and an interim assessment as of March 30, 2024 due to indicators identified during the fourth quarter of fiscal 2023, which resulted in a $63.8 million impairment of the TCS trade name and a $10.1 million impairment of the Elfa trade name.
•Consolidated other expenses was $7.4 million in fiscal 2023, due to severance charges associated with the elimination of certain positions in fiscal 2023, as well as a legal settlement and associated legal fees incurred in fiscal 2023.
•Consolidated net interest expense increased 27.8% to $20.7 million in fiscal 2023 from $16.2 million in fiscal 2022. The increase is primarily due to a higher interest rate on the Senior Secured Term Loan Facility.
•The effective tax rate was 17.6% for fiscal 2023 as compared to negative 10.5% in fiscal 2022. The increase in the effective tax rate is primarily due to the impact of the non-cash goodwill impairment charges recorded in fiscal

2023 and fiscal 2022, combined with the tax impact of discrete items related to share-based compensation on a pre-tax loss in fiscal 2023.
•Net loss was $103.3 million, or $2.09 per share, in fiscal 2023 compared to net loss of $158.9 million, or $3.21 per diluted share in fiscal 2022. Adjusted net loss* was $15.9 million, or $0.32 per share in fiscal 2023 compared to adjusted net income* of $37.2 million, or $0.75 per diluted share in fiscal 2022.
•Adjusted EBITDA* was $48.1 million in fiscal 2023 compared to $115.4 million in fiscal 2022.
New and Existing Stores
As of March 30, 2024, the Company store base was 102 as compared to 97 as of April 1, 2023. The Company opened two stores during the fourth quarter of fiscal 2023. We believe we still have attractive growth opportunities in key markets and plan to open four new stores in fiscal 2024, as well as relocate one store and close one store. All new and relocated stores in fiscal 2024 are build-to-suit.
Balance sheet and liquidity highlights:

(In thousands)	March 30, 2024	April 1, 2023
	(unaudited)
Cash	$21,000	$6,958
Total debt, net of deferred financing costs	$176,777	$167,871
Liquidity [1]	$112,276	$106,997
Net cash provided by operating activities	$46,789	$59,305
Free cash flow *	$6,895	$(4,918)
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(1)Cash plus availability on revolving credit facilities.
Share repurchase
There were no repurchases during fiscal 2023. The Company has $25 million remaining of the original $30 million authorization for share repurchases.
Fiscal 2024 To Date Commentary
Jeff Miller, Chief Financial Officer, commented, "First quarter fiscal 2024 to date, we have seen an improvement in year over year sales trends when compared to the fourth quarter of fiscal 2023. Our performance continued to be driven by relative strength in our Custom Spaces business with year over year growth in our Elfa and Preston product lines. However, our general merchandise category remains challenged resulting in double-digit year-over-year total sales declines, though not of the magnitude reported for the fourth quarter of fiscal 2023."

Review of Strategic Alternatives
Today the Company is announcing that its Board of Directors has initiated a formal review process to evaluate strategic alternatives for the Company. The Company's Board of Directors along with the management team do not believe the Company's current market value is reflective of its intrinsic value and are committed to acting in the best interests of the Company and its stakeholders.
“The Container Store’s Board and management team are committed to maximizing value for our stakeholders, and to that end, we have commenced a comprehensive process to review potential strategic alternatives for the business. We have established the Transaction Committee to help oversee the process to ensure that we are maximizing both the potential of the business and returns for stakeholders.” said Lisa Klinger, Chairperson of The Container Store.

As the Company evaluates strategic alternatives, it is suspending financial guidance. The Container Store has not set a deadline or definitive timetable for the completion of the strategic alternatives review process, and there can be no assurance that this process will result in any particular outcome. The Container Store does not intend to comment further regarding the review of strategic alternatives until it determines disclosure is necessary or advisable.
The Container Store is being advised in this review by J.P. Morgan Securities LLC, as its financial advisor, and Latham & Watkins LLP, as its legal advisor.

References
* See Reconciliation of GAAP to Non-GAAP Financial Measures table.
+ Custom Spaces includes metal-based and wood-based custom space products and in-home installation services.
^ Comparable store sales includes all net sales from our TCS segment, except for sales from stores open less than sixteen months, stores that have been closed permanently, stores that have been closed temporarily for more than seven days and C Studio sales to third parties.
Conference Call Information
A conference call to discuss fourth quarter and full fiscal 2023 financial results is scheduled for today, May 14, 2024, at 8:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13744076. The replay will be available until June 14, 2024.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our goals, strategies, priorities, challenges and initiatives including future focus on Custom Space; growth opportunities; expected store openings and closures, the Transaction committee review process, expected expense management; future opportunities; the impact of macroeconomic conditions and our anticipated financial performance including profitability expectations.
These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the timeline for the completion of the strategic alternatives review process is unknown and there can be no assurance that the process will result in any particular outcome; a decline in the health of the economy and the purchase of discretionary items; results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate, or manage inventory commensurate with, consumer preferences and demand; competition from other stores and internet-based competition; our inability to obtain merchandise from our vendors on a timely basis and at competitive prices; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our manufacturing facilities; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating multiple distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; failure to comply with laws and regulations relating to privacy, data protection, and consumer protection; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; any failure to meet the NYSE's continued listing standards could result in the delisting of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; acquisition-related risks and our failure to establish and maintain effective internal controls.
These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on May 26, 2023 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
About The Container Store
The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of organizing solutions, custom spaces, and in-home services – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to transform lives through the power of organization.
Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.
Follow The Container Store on Facebook, X, Instagram, TikTok, YouTube, Pinterest and LinkedIn.

The Container Store Group, Inc.
Consolidated statements of operations

	Fiscal Quarter Ended		Fiscal Year Ended
(In thousands, except share and per share amounts) (unaudited)	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
	(unaudited)		(unaudited)
Net sales	$206,037	$259,716	$847,779	$1,047,258
Cost of sales (excluding depreciation and amortization)	83,706	106,712	359,014	446,295
Gross profit	122,331	153,004	488,765	600,963
Selling, general, and administrative expenses (excluding depreciation and amortization)	107,014	124,327	439,485	486,431
Impairment charges	73,832	197,712	97,279	197,712
Stock-based compensation	265	820	1,870	3,382
Pre-opening costs	1,278	957	2,861	2,006
Depreciation and amortization	11,906	10,398	44,333	38,905
Other expenses	4,834	—	7,423	—
Loss on disposal of assets	27	31	248	122
(Loss) income from operations	(76,825)	(181,241)	(104,734)	(127,595)
Interest expense, net	5,316	4,776	20,672	16,171
(Loss) income before taxes	(82,141)	(186,017)	(125,406)	(143,766)
(Benefit) provision for income taxes	(20,775)	3,233	(22,119)	15,090
Net (loss) income	$(61,366)	$(189,250)	$(103,287)	$(158,856)

Net (loss) income per common share — basic	$(1.24)	$(3.85)	$(2.09)	$(3.21)
Net (loss) income per common share — diluted	$(1.24)	$(3.85)	$(2.09)	$(3.21)

Weighted-average common shares — basic	49,601,938	49,175,873	49,476,871	49,539,875
Weighted-average common shares — diluted	49,601,938	49,175,873	49,476,871	49,539,875

The Container Store Group, Inc.
Consolidated balance sheets

(In thousands)	March 30, 2024	April 1, 2023
Assets	(unaudited)
Current assets:
Cash	$21,000	$6,958
Accounts receivable, net	22,010	25,870
Inventory	158,434	170,637
Prepaid expenses	12,940	14,989
Income taxes receivable	5,118	858
Other current assets	11,046	10,914
Total current assets	230,548	230,226
Noncurrent assets:
Property and equipment, net	155,402	158,702
Noncurrent operating lease right-of-use assets	400,188	347,959
Goodwill	—	23,447
Trade names	146,449	221,278
Deferred financing costs, net	97	150
Noncurrent deferred tax assets, net	393	568
Other assets	3,288	2,844
Total noncurrent assets	705,817	754,948
Total assets	$936,365	$985,174

The Container Store Group, Inc.
Consolidated balance sheets (continued)

(In thousands, except share and per share amounts)	March 30, 2024	April 1, 2023
Liabilities and shareholders’ equity	(unaudited)
Current liabilities:
Accounts payable	$59,873	$52,637
Accrued liabilities	70,076	74,673
Current borrowings on revolving lines of credit	—	2,423
Current portion of long-term debt	2,166	2,063
Current operating lease liabilities	60,692	57,201
Income taxes payable	280	1,318
Total current liabilities	193,087	190,315
Noncurrent liabilities:
Long-term debt	174,611	163,385
Noncurrent operating lease liabilities	378,524	314,100
Noncurrent deferred tax liabilities, net	24,185	49,338
Other long-term liabilities	6,267	5,851
Total noncurrent liabilities	583,587	532,674
Total liabilities	776,674	722,989
Commitments and contingencies (Note 12)
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 49,607,811 shares issued at March 30, 2024; 49,181,562 shares issued at April 1, 2023	496	492
Additional paid-in capital	873,927	872,204
Accumulated other comprehensive loss	(33,443)	(32,509)
Retained deficit	(681,289)	(578,002)
Total shareholders’ equity	159,691	262,185
Total liabilities and shareholders’ equity	$936,365	$985,174

The Container Store Group, Inc.
Consolidated statements of cash flows

	Fiscal Year Ended
(In thousands)	March 30, 2024	April 1, 2023
Operating activities	(unaudited)
Net (loss) income	$(103,287)	$(158,856)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	44,333	38,905
Stock-based compensation	1,870	3,382
Impairment charges	97,279	197,712
Loss (gain) on disposal of assets	248	122
Deferred tax (benefit) expense	(24,751)	(351)
Non-cash interest	1,884	1,884
Other	(339)	1,059
Changes in operating assets and liabilities (exclusive of effects of acquisition):
Accounts receivable	3,565	1,836
Inventory	12,145	20,450
Prepaid expenses and other assets	564	(4,584)
Accounts payable and accrued liabilities	3,396	(37,684)
Net change in lease assets and liabilities	15,714	1,013
Income taxes	(5,177)	(5,213)
Other noncurrent liabilities	(655)	(370)
Net cash provided by operating activities	46,789	59,305

Investing activities
Additions to property and equipment	(39,894)	(64,223)
Investments in non-qualified plan trust	(252)	(1,147)
Proceeds from non-qualified plan trust redemptions	719	916
Proceeds from sale of property and equipment	206	43
Net cash used in investing activities	(39,221)	(64,411)

Financing activities
Borrowings on revolving lines of credit	65,568	80,292
Payments on revolving lines of credit	(67,935)	(79,497)
Borrowings on long-term debt	31,000	40,000
Payments on long-term debt	(22,089)	(37,092)
Repurchases of common stock	—	(5,000)
Payment of taxes with shares withheld upon restricted stock vesting	(144)	(712)
Proceeds from the exercise of stock options	—	340
Net cash provided by (used in) financing activities	6,400	(1,669)

Effect of exchange rate changes on cash	74	(519)

Net increase (decrease) in cash	14,042	(7,294)
Cash at beginning of fiscal period	6,958	14,252
Cash at end of fiscal period	$21,000	$6,958

Note Regarding Non-GAAP Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income (loss), adjusted net income (loss) per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.
The Company presents adjusted net income (loss), adjusted net income (loss) per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.
The Company defines adjusted net income (loss) as net income (loss) before restructuring charges, severance charges, acquisition-related costs, impairment charges related to intangible assets, loss on extinguishment of debt, certain losses (gains) on disposal of assets, legal settlements and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income (loss) per common share - diluted as adjusted net income (loss) divided by the diluted weighted average common shares outstanding. We use adjusted net income (loss) and adjusted net income (loss) per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income (loss) and adjusted net income (loss) per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.
The Company defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with the Company’s credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.
The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.
The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)
The table below reconciles the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income (loss) and GAAP net income (loss) per common share - diluted.

	Fiscal Quarter Ended		Fiscal Year Ended
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Numerator:
Net (loss) income	$(61,366)	$(189,250)	$(103,287)	$(158,856)
Impairment charges (a)	73,832	197,712	97,279	197,712
Severance charges (b)	1,663	383	4,125	383
Elfa restructuring (c)	51	—	181	—
Acquisition-related costs (d)	—	—	—	63
Legal settlement (e)	3,117	—	3,117	(2,600)
Taxes (f)	(19,334)	(12)	(17,283)	533
Adjusted net (loss) income	$(2,037)	$8,833	$(15,868)	$37,235

Denominator:
Weighted-average common shares outstanding — basic	49,601,938	49,175,873	49,476,871	49,539,875
Weighted-average common shares outstanding — diluted	49,601,938	49,175,873	49,476,871	49,539,875

Net (loss) income per common share — basic	$(1.24)	$(3.85)	$(2.09)	$(3.21)
Net (loss) income per common share — diluted	$(1.24)	$(3.85)	$(2.09)	$(3.21)

Adjusted net (loss) income per common share — basic	$(0.04)	$0.18	$(0.32)	$0.75
Adjusted net (loss) income per common share — diluted	$(0.04)	$0.18	$(0.32)	$0.75
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(a)Non-cash trade name impairment charge incurred in the fourth quarter of fiscal 2023, as well as non-cash goodwill impairment charge incurred in the second quarter of fiscal 2023 and in the fourth quarter of fiscal 2022, which we do not consider in our evaluation of ongoing performance.
(b)Severance charges associated with the elimination of certain positions recorded in other expenses in fiscal 2023 and fiscal 2022, which we do not consider in our evaluation of ongoing performance.
(c)Charges associated with the close-down of Elfa segment sales operations in Poland in fiscal 2023, which we do not consider in our evaluation of ongoing performance.
(d)Includes acquisition and legal costs incurred in fiscal 2022 associated with the acquisition of C Studio on December 30, 2021, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(e)The Company incurred costs associated with a legal settlement inclusive of legal fees in fiscal 2023 recorded in other expenses and received a legal settlement, net of legal fees, in fiscal 2022 recorded as selling, general and administrative expenses, all of which we do not consider in our evaluation of ongoing performance.
(f)Tax impact of adjustments to net income (loss) that are considered to be unusual or infrequent tax items. For fiscal 2023, includes $2.6 million of discrete income tax expense recorded in the third quarter of fiscal 2023 related to the expiration of certain stock options granted in connection with our initial public offering in 2013, all of which we do not consider in our evaluation of ongoing performance.
The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Fiscal Quarter Ended		Fiscal Year Ended
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Net (loss) income	$(61,366)	$(189,250)	$(103,287)	$(158,856)
Depreciation and amortization	11,906	10,398	44,333	38,905
Interest expense, net	5,316	4,776	20,672	16,171
(Benefit) provision for income taxes	(20,775)	3,233	(22,119)	15,090
EBITDA	$(64,919)	$(170,843)	$(60,401)	$(88,690)
Pre-opening costs (a)	1,278	957	2,861	2,006
Non-cash lease expense (b)	82	144	(820)	547
Impairment charges (c)	73,832	197,712	97,279	197,712
Stock-based compensation (d)	265	820	1,870	3,382
Foreign exchange (gains) losses (e)	(16)	(9)	(118)	23
Severance charges (f)	1,663	383	4,125	383
Elfa restructuring (g)	51	—	181	—
Legal settlement (h)	3,117	—	3,117	—
Acquisition-related costs (i)	—	—	—	63
Adjusted EBITDA	$15,353	$29,164	$48,094	$115,426
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(a)Non-capital expenditures associated with opening new stores and relocating stores, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments.
(c)Non-cash trade name impairment charge incurred in the fourth quarter of fiscal 2023, as well as non-cash goodwill impairment charge incurred in the second quarter of fiscal 2023 and in the fourth quarter of fiscal 2022, which we do not consider in our evaluation of ongoing performance.
(d)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(e)Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(f)Severance charges associated with the elimination of certain positions recorded in other expenses in fiscal 2023 and fiscal 2022, which we do not consider in our evaluation of ongoing performance.

(g)Charges associated with the close-down of Elfa segment sales operations in Poland in fiscal 2023, which we do not consider in our evaluation of ongoing performance.
(h)The Company incurred costs associated with a legal settlement inclusive of legal fees in fiscal 2023 recorded in other expenses, which we do not consider in our evaluation of ongoing performance.
(i)Includes acquisition and legal costs incurred in fiscal 2022 associated with the acquisition of C Studio on December 30, 2021, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Fiscal Year Ended
	March 30, 2024	April 1, 2023
Net cash provided by operating activities	$46,789	$59,305
Less: Additions to property and equipment	(39,894)	(64,223)
Free cash flow	$6,895	$(4,918)